Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. AUTHORIZES ADDITIONAL
$20 MILLION SHARE BUYBACK
East Lansing, Mich. (October 29, 2007)
American Physicians Capital, Inc. (NASDAQ:ACAP) today announced that the Company’s Board of Directors has authorized the repurchase of an additional $20 million of its common shares in 2008 pursuant to a plan under Rule 10b5-1 of the Securities Exchange Act of 1934. In addition, the Board authorized the rollover of any unused dollars allocated to the 2007 10b5-1 plan adopted by the Board in October 2006.
The 2007 10b5-1 plan terminates on the earliest of: the close of business on December 31, 2007 or the time that the $32 million share authorization is fully utilized. As of today, the Company has approximately $20.3 million remaining under the 2007 10b5-1 plan.
The share repurchases under the 2008 Rule 10b5-1 plan are expected to commence on January 1, 2008 and continue through the earlier of December 31, 2008 or the repurchase of the full amount authorized to be repurchased under the plan, subject to conditions specified in the 2008 10b5-1 plan. The Company may terminate the plan at any time.
Depending on market conditions, the Company may conduct additional discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the outstanding 2007 authorizations, which have a total of $25.5 million remaining as of today.
Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.